For Immediate Release	Contact:	Rich Cleys CFO
January 22, 2007		(864) 286-4358

SCANSOURCE SPECIAL COMMITTEE CONCLUDES STOCK OPTION REVIEW

GREENVILLE, SC – January 22,2007—ScanSource, Inc., (Nasdaq: SCSC), a leading international value-added distributor of specialty technology products, announced today that on January 19, 2007, it filed a current report on Form 8K with the SEC to announce the findings of its Special Committee of the Board of Directors from its review of the Company’s historical stock option grant practices. The review covered the period from the Company’s Initial Public Offering in 1994 to present. See the Company’s current report on Form 8K for a summary of the findings by the Special Committee and related information.

“We appreciate the thoroughness and the concentrated effort which brought the timely completion of this independent review,” said Jim Foody Chairman. “The full board has considered and adopted all of the recommended improvements to the Company’s stock option grant process. I am confident that Mike Baur and his team will implement the recommendations in a timely and successful manner.”

    About ScanSource, Inc.

ScanSource, Inc. is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company ranks #982 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.

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